Exhibit 99.4
Primary Energy Recycling Corporation
NOTICE OF ANNUAL MEETING
AND MANAGEMENT INFORMATION
CIRCULAR

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
May 8, 2009

April 6, 2009

PRIMARY ENERGY RECYCLING CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
     NOTICE IS HEREBY GIVEN that the annual meeting (the “Meeting”) of the shareholders of Primary Energy Recycling Corporation (“PERC”) will be held at the TSX Broadcast Centre, Main Floor, The Exchange Centre, 130 King Street West, Toronto, Ontario on the 8th day of May, 2009 at 9:00 a.m. (Toronto time) for the following purposes:
1.	TO RECEIVE the consolidated financial statements of PERC for the fiscal year ended December 31, 2008, together with the report of the auditors thereon;

2.	TO RE-APPOINT the auditors and authorize the board of directors of PERC to fix the remuneration of the auditors;

3.	TO ELECT five members to the board of directors of PERC; and

4.	TO TRANSACT such other business as may properly come before the Meeting or any adjournment thereof.
The accompanying Information Circular provides additional information relating to the matters to be dealt with at the Meeting and forms part of this notice.
DATED this 6th day of April, 2009.

BY ORDER OF THE BOARD OF DIRECTORS

By:	“A. Michel Lavigne” A. Michel Lavigne
Chairman of the Board of Directors

IMPORTANT
IF YOU HOLD COMMON SHARES OF PERC, EITHER SEPARATELY OR AS A COMPONENT OF ENHANCED INCOME SECURITIES OF PERC, YOU ARE ENTITLED TO RECEIVE NOTICE OF, ATTEND AND VOTE AT THE MEETING AS FURTHER DESCRIBED IN THE ACCOMPANYING INFORMATION CIRCULAR. PLEASE READ THE ACCOMPANYING INFORMATION CIRCULAR and if you are unable to attend the Meeting in person, please complete, sign and return the enclosed voting instruction form in accordance with the directions on the form.

PRIMARY ENERGY RECYCLING CORPORATION
INFORMATION CIRCULAR
This Information Circular is furnished in connection with the solicitation of proxies by or on behalf of management of Primary Energy Recycling Corporation (“PERC”) for use at the annual meeting (the “Meeting”) of shareholders (the “Shareholders”) of PERC to be held on May 8, 2009 at the TSX Broadcast Centre, Main Floor, The Exchange Centre, 130 King Street West, Toronto, Ontario, commencing at 9:00 a.m. (Toronto time), and at all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting. The Registrar of Companies for British Columbia has provided its written consent to the holding of the Meeting at this location.
Each enhanced income security of PERC (“EIS”) represents one common share of PERC (“Common Share”) and C$2.50 principal amount of subordinated notes of PERC (“Subordinated Note”). If you hold Common Shares, either separately or as a component of EISs, you are a “Beneficial Owner” and are entitled to receive notice of, attend and vote at the Meeting as further described in this Information Circular. All references to “Common Shares” in this Information Circular include Common Shares held separately or as a component of EISs.
The information contained in this Information Circular is given as at April 6, 2009, except where otherwise noted. All dollar amounts herein are in U.S. dollars, unless otherwise stated.
INFORMATION FOR BENEFICIAL OWNERS OF COMMON SHARES
Overview of Book-Entry Only Registration of Common Shares
Common Shares are registered in a “book-entry only” system under which all the issued and outstanding Common Shares are evidenced by global certificates that are registered in the name of and held by (i) CDS Clearing and Depository Services Inc. or its nominee (“CDS”), which holds global certificates representing the outstanding EISs, and Common Shares that have been separated, and (ii) Computershare Trust Company of Canada (the “Agent”), which holds a global certificate in trust for the benefit of holders of EISs representing the Common Shares that are a component of EISs. At the date of this Information Circular, CDS and the Agent are the only registered holders of the Common Shares.
CDS and intermediaries (such as banks, trust companies, securities dealers and brokers, and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans) with whom you deal in respect of the EISs and Common Shares that you own, maintain written records (book-entries) of who are the beneficial owners of EISs and Common Shares and how many EISs and Common Shares they beneficially own. In this Information Circular, references to “Beneficial Owners” means persons who are shown in the book-entry only system as beneficial owners of EISs and Common Shares.
In accordance with Canadian securities law, PERC has distributed copies of the Notice of Meeting, this Information Circular and a form of proxy (collectively, the “Meeting Materials”) for onward distribution by intermediaries to Beneficial Owners.
Intermediaries are required to forward Meeting Materials to you as a Beneficial Owner. Typically, intermediaries will use a service company (such as Broadridge Financial Solutions, Inc. (“Broadridge”)) to forward the Meeting Materials to Beneficial Owners.
Request for Voting Instructions
Beneficial Owners will receive a voting instruction form with their Meeting Materials. The purpose of this form is to permit you as a Beneficial Owner to direct the voting of the Common Shares you own. As a Beneficial Owner, you should do the following:

If You Do Not Wish to Attend the Meeting.
If, as a Beneficial Owner, you do not wish to attend and vote at the Meeting in person (or have another person attend and vote on your behalf), complete and sign the voting instruction form and return it in accordance with the instructions on the form. Voting instruction forms sent by Broadridge also permit the completion of the voting instruction form by telephone or through the Internet at www.proxyvotecanada.com. As a Beneficial Owner, you may revoke a voting instruction form given to an intermediary at any time by written notice to the intermediary. However, an intermediary is not required to act on a revocation of a voting instruction form that is not received by the intermediary at least seven days prior to the Meeting.
If You Wish to Attend the Meeting (or Have Somebody You Choose Attend for You).
If, as a Beneficial Owner, you wish to attend and vote at the Meeting in person (or have another person, who need not be a Shareholder, attend and vote on your behalf), you must follow the instructions on the voting instruction form that you receive or seek a form of proxy from your intermediary.

As a Beneficial Owner, you should follow the instructions on the voting instruction form you receive. If you are not sure what to do, you should immediately contact your intermediary in respect of the Common Shares.
SOLICITATION OF PROXIES AND VOTING INSTRUCTIONS
Solicitation of Proxies
The solicitation of proxies for the Meeting will be made primarily by mail, but proxies may also be solicited personally, in writing or by telephone by representatives of PERC, at nominal cost. PERC will bear the cost in respect of the solicitation of proxies for the Meeting and will bear the legal, printing and other costs associated with the preparation of this Information Circular.
Voting of Proxies
In certain cases, you will not receive a voting instruction form and will instead receive, as part of the Meeting Materials, a form of proxy that has already been signed by the intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of Common Shares beneficially owned by you but which is otherwise uncompleted. As a Beneficial Owner and upon submission by you (or your designee) of identification satisfactory to the Agent’s representative, you may also require the Agent to sign and deliver to you (or your designee) a proxy to exercise personally the voting rights attaching to the Common Shares you own, if you either (i) have not previously given the Agent voting instructions in respect of the Meeting or (ii) submit to such representative written revocation of any such previous instructions.
If a Beneficial Owner who receives a form of proxy does not wish to attend and vote at the meeting in person (or have another person attend and vote on the Beneficial Owner’s behalf), the Beneficial Owner must complete the form of proxy and deposit it with Computershare Investor Services, Inc. (the “Transfer Agent”), as described below in “Deposit of Proxies” or otherwise follow the instructions provided by the intermediary.
If a Beneficial Owner who receives a form of proxy wishes to attend and vote at the Meeting in person (or have another person attend and vote on the Beneficial Owner’s behalf), the Beneficial Owner must strike out the names of the persons named in the proxy and insert the Beneficial Owner’s (or such other person’s) name in the blank space provided.
Appointment of Proxies
The persons named in the form of proxy are representatives of PERC. The PERC representatives designated in the form of proxy will vote the Common Shares in respect of which they are appointed by proxy on any ballot that may be called for in accordance with the instructions of the Shareholder as indicated on the proxy and, if the Shareholder specifies a choice with respect to any matter to be acted upon, the Common Shares will be voted accordingly. The Agent will vote Common Shares underlying EISs in respect of which they are instructed on any ballot that may be called for, in accordance with your instructions. In the absence of any direction, your Common Shares will be voted:
(a)	FOR the election of the five nominees to the board of directors listed under the heading “Matters to be Considered at the Meeting — Election of Directors”, those nominees being the current five members of the board of directors of PERC; and

(b)	FOR the re-appointment of PricewaterhouseCoopers LLP as auditors of PERC and to authorize the board of directors to fix the remuneration of the auditors.
The form of proxy confers discretionary authority upon the PERC representatives designated in the form of proxy with respect to amendments to or variations of matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the date of this Information Circular, the directors of PERC (the “Directors”) know of no such amendments, variations or other matters.
Deposit of Proxies
To be valid, proxies must be deposited with Computershare Investor Services, Inc., 100 University Avenue, 9th Floor, North Tower, Toronto, Ontario, M5J 2Y1, Fax: 1-866-249-7775, Attention: Proxy Department, in accordance with the instructions therein, by no later than 5:00 p.m. (Toronto time) on May 5, 2009 or if the Meeting is adjourned or postponed, 48 hours (excluding Saturdays, Sundays and holidays) before any adjourned or postponed meeting. Failure to properly complete or deposit a proxy may result in its invalidation. The time limit for the deposit of proxies may be waived by PERC in its discretion without notice.
Revocation of Proxies
Proxies may be revoked:
(a)	by completing and signing a proxy bearing a later date and depositing it with the Transfer Agent, as described above;

(b)	by depositing an instrument in writing executed by the Shareholder or by the Shareholder’s attorney authorized in writing: (i) at the registered office of PERC at any time up to and including the last business day preceding the date of the Meeting, or any adjournment of the Meeting, at which the proxy is to be used, or (ii) with the chairman of the Meeting prior to the commencement of the Meeting on the day of the Meeting or any adjournment of the Meeting; or

(c)	in any other manner approved by law.
You should follow the instructions on the document that you have received and contact your intermediary promptly if you need assistance.
VOTING SECURITIES OF PERC AND PRINCIPAL HOLDERS THEREOF
PERC is authorized to issue an unlimited number of Common Shares. As of March 31, 2009 there are 31,000,000 Common Shares outstanding (30,941,500 Common Shares are held as a component of EISs and the remaining 58,500 Common Shares are held separately). All of the outstanding Common Shares forming part of EISs are registered in the name of the Agent and are held by the Agent in trust for the holders of EISs and all of the Common Shares that have been separated (not forming part of EISs) are registered in the name of CDS.
At the Meeting, each Shareholder of record at the close of business on March 19, 2009, the record date established for notice of the Meeting (the “Record Date”), will be entitled to one vote for each Common Share held on all matters proposed to come before the Meeting.

To the knowledge of the Directors, the following persons beneficially own, or control or direct, directly or indirectly, Common Shares carrying 10% or more of the votes attached to the issued and outstanding Common Shares:

	Number of Common Shares beneficially owned, or	Approximate percentage
Name	controlled or directed, directly or indirectly(1)	of Total Common Shares
Cumberland Private Wealth Management Inc.	5,697,600	18.4%

GSO Capital Partners LP	4,020,400	13.0%

Kingstown Capital Management LP	3,635,900	11.7%

(1)	Based on publicly available filings.
MATTERS TO BE CONSIDERED AT THE MEETING
Financial Statements
The consolidated financial statements of PERC for the fiscal year ended December 31, 2008, together with the report of the auditors thereon accompanying this Information Circular will be placed before the Shareholders at the Meeting for their consideration. No formal action will be taken at the Meeting to approve the financial statements. If any Shareholder has questions regarding the financial statements, the questions may be brought forward at the Meeting. These financial statements are also available on the internet on PERC’s SEDAR profile at www.sedar.com.
Appointment of Auditors
The management representatives designated in the enclosed form of proxy (if not expressly directed to the contrary in such form) intend to vote FOR the re-appointment of PricewaterhouseCoopers LLP as auditor of PERC to hold office until the next annual meeting of Shareholders and that the Directors be authorized to fix the remuneration of the auditors. PricewaterhouseCoopers LLP has served as auditor of PERC since its inception.
A description of the responsibilities of the audit committee of PERC (the “Audit Committee”), including in respect of the auditor of PERC, is included in the Audit Committee Charter attached as Appendix “A” of PERC’s annual information form for the year ended December 31, 2008 (the “AIF”).
Election of Directors
On September 5, 2008, John D. Prunkl resigned from the board of directors leaving five directors, all of whom will be nominated for election to the board of directors of PERC. Accordingly, the number of Directors to be elected at the Meeting is five.
The management representatives designated in the enclosed form of proxy (if not expressly directed to the contrary in such form) intend to vote FOR the election, as Directors, of the nominees whose names are set out below. All nominees are now Directors and have been Directors since the dates indicated below. A director serves as a director until the annual general meeting following his or her election or until his or her successor is elected or appointed. Management does not contemplate that any of the nominees will be unable to serve as a Director but, if that should occur for any reason before the Meeting, the management representatives designated in the enclosed form of proxy reserve the right to vote for another nominee at their discretion. Each Director elected at the Meeting will hold office until the next annual meeting or until his or her successor is elected or appointed. Some of the Directors will also serve on the board of managers of Primary Energy Recycling Holdings LLC (“Primary Energy”), a subsidiary of PERC.
The following table sets forth the names of, and certain information about, the persons nominated for election as Directors. Biographies for Messrs. Lavigne, Pickwoad, Waisberg and Boulanger and Ms. Cuthbertson, are set out on pages 25 and 26 of PERC’s AIF and such information is specifically incorporated by reference in this Information

Circular. The AIF can be found under PERC’s SEDAR profile at www.sedar.com. Upon request, PERC will provide a copy of the AIF free of charge to the requesting Shareholder.
PERC has an Audit Committee and a Corporate Governance and Compensation Committee (the “Governance Committee”). The members of these committees are indicated below.

				Ownership or
				Control Over
				Voting Securities
Name, Province or State	Position with	Principal	Director	(EISs/Common
and Country of Residence	PERC	Occupation	Since	Shares)
A. Michel Lavigne[a,b] Quebec, Canada	Director	Corporate Director	June 10, 2005	18,000

Christopher H. Pickwoad[a,c] Quebec, Canada	Director	Corporate Director	June 10, 2005	50,000

Celia M. Cuthbertson[b,d] Ontario, Canada	Director	Vice President, General Counsel, and Corporate Secretary of Home Equity Income Trust (reverse mortgages)	June 10, 2005	2,000

Lorie Waisberg[a] Ontario, Canada	Director	Corporate Director	March 13, 2008	0

Rodney Boulanger[b] Michigan, U.S.A.	Director	President and CEO of Midland Cogeneration Venture (energy generation)	April 24, 2008	3,000

a.	Member of the Audit Committee.

b.	Member of the Governance Committee.

c.	Chair of the Audit Committee.

d.	Chair of the Governance Committee.
COMPENSATION OF THE DIRECTORS AND THE BOARD OF MANAGERS OF PRIMARY ENERGY
Compensation of Directors
Directors are reimbursed for out-of-pocket expenses for attending board meetings. Directors participate in the insurance and indemnification arrangements related to liabilities that may be incurred in connection with their role as a member of the board of directors of PERC. As described below, Messrs. Lavigne and Pickwoad and Ms. Cuthbertson, who are Directors and also managers of Primary Energy, receive compensation from Primary Energy, as does Mr. Boulanger, who was appointed to the board of managers of Primary Energy effective March 13, 2008, to fill the vacancy resulting from the resignation of Mr. Charles Bayless. Since Mr. Waisberg’s resignation from the board of managers of Primary Energy on October 24, 2008, he has received fees from PERC as compensation for his continued service to the PERC board in the same amounts received by members of the board of managers of Primary Energy. In addition, Messrs. Lavigne and Waisberg have been awarded additional compensation by the board of directors of PERC to compensate them for their efforts in connection with a strategic review and ongoing sale process that could lead to the sale of PERC and/or Primary Energy. Messrs. Lavigne and Waisberg have been working directly with counsel and the investment advisors on the strategic review and sale process, and are compensated at a rate of $1,500 per day (pro rated for partial days as appropriate). Total additional fees paid in 2008 to Mr. Lavigne were $92,538 and to Mr. Waisberg were $15,623.

Primary Energy and PERC introduced a directors’ deferred share unit plan (the “DSU Plan”) effective June 24, 2008 to encourage managers and Directors to align their interests with Shareholders and to compensate the Directors for their work in connection with the strategic review and the ongoing sale process. Non-employee managers and Directors may elect to receive all of their retainer in deferred share units (“DSUs”). The value of a DSU is determined by subtracting the fair market value of the Subordinated Note from the closing price of an EIS. A participant’s DSUs are converted to cash when the participant ceases to be a manager of Primary Energy or a Director, as applicable. The value of a converted DSU will be equal to the fair market value of an EIS minus the fair market value of the Subordinated Note portion of the EIS at the redemption date of the DSU. DSUs accrue dividends in the form of additional DSUs at the same rates as dividends on the Common Shares. The DSU Plan was suspended in November 2008 because the trading price of the EISs (and, therefore, the fair market value of the Common Shares) at that time created the potential for an over issuance of DSUs which, if issued, would result in an unintended windfall for participants in the DSU Plan. During the suspension period the dividend equivalents that accrue to the DSUs will accumulate for potential conversion to DSUs when the DSU Plan is reinstated. During the DSU Plan suspension period, all Directors will be compensated in cash for their services rendered.
The following table sets forth all amounts of compensation provided to Directors in the most recently completed financial year.

			Share-based
	Fees earned		awards	Total compensation
Name	($)		($)	($)
Rodney Boulanger	0		0	0

Celia M. Cuthbertson	0		0	0

A. Michel Lavigne(1)	92,538	(1)	0	92,538	(1)

Christopher H. Pickwoad	0		0	0

Lorie Waisberg(2)	23,166	(2)	0	23,166	(2)

(1)	Amount includes fees paid in connection with work on the ongoing strategic review and sale process.

(2)	Amount includes fees (i) paid in connection with work on the ongoing strategic review and sale process and (ii) paid for his continued service to the PERC board.
Compensation of Board of Managers of Primary Energy
Messrs. Lavigne, Pickwoad and Boulanger and Ms. Cuthbertson also serve on the board of managers of Primary Energy. Compensation for managers of Primary Energy (other than those who are also officers or employees of the Manager or its affiliates, who are compensated by the Manager) is $30,000 per year. The chairman of the board receives an additional $20,000, the chairman of the Audit Committee receives an additional $10,000 and the chairman of the Governance Committee receives an additional $5,000 for service in such capacity. Each member of the board of managers of Primary Energy (other than those who are also officers or employees of affiliates of the Manager) receive $1,500 per meeting for attending board or committee meetings in person and $500 for attending meetings by phone. The chairman of the board and the chairman of the Audit Committee are the same individuals who serve in such capacities on the board of PERC. Managers are also reimbursed for out-of-pocket expenses for attending board and committee meetings. Managers participate in the insurance and indemnification arrangements described below under “Insurance Coverage for Directors and Managers and Indemnification”.
Prior to May 12, 2008, John D. Prunkl was an officer of the Manager and he did not receive any compensation for serving on the board of managers of Primary Energy. From the cessation of his employment with the Manager on May 12, 2008 until his resignation from the board of managers of Primary Energy on September 5, 2008, Mr. Prunkl was compensated $11,500 for his services to the board of managers of Primary Energy. Following his resignation from the board of managers of Primary Energy, Mr. Prunkl was retained by PERC and Primary Energy as a consultant in connection with a strategic review and ongoing sale process that could lead to the sale of PERC and/or Primary Energy.
Managers of Primary Energy are entitled to participate in the DSU Plan described above. DSUs awarded to managers in the most recently completed financial year are included in the table below.
Primary Energy has no executive officers. Management and administrative services are provided to Primary Energy by the Manager pursuant to a management agreement dated August 24, 2005 among the Manager, PERC, Primary Energy and Primary Energy Operations LLC (“Primary Operations”) (the “Management Agreement”).
The following table sets forth all amounts of compensation provided to managers of Primary Energy in the most recently completed financial year.

		Share-based
	Fees earned	awards(2)		Total compensation
Name(1)	($)	($)		($)
Rodney Boulanger	29,484	15,438	(3)	44,922

Celia M. Cuthbertson	52,000	15,438	(3)	67,438

A. Michel Lavigne	73,000	21,523	(4)	94,523

Christopher H. Pickwoad	61,000	13,919	(5)	74,919

Lorie Waisberg(6)	28,441	21,523	(4)	49,964

(1)	Disclosure of compensation provided to John Prunkl until his resignation from the board of managers of Primary Energy on September 5, 2008 is provided below under “Summary Compensation Table — Named Executive Officers”.

(2)	The amounts provided are based on the grant date fair market value of the DSUs. The grant date fair market value is determined by subtracting the fair market value of a Subordinated Note from the closing price of an EIS on the grant date. As the Subordinated Notes are not publicly traded (except as a component of the EISs), PERC has assumed that their market yield is equal to the average yield for bonds of similarly rated companies.

(3)	Amount includes the following DSU grants: on June 24, 2008, 785.10 DSUs and on July 7, 2008, 752.47 DSUs, each valued at $3,000; on July 31, 2008, 414.13 DSUs, on September 5, 2008, 444.86 DSUs, on September 15, 2008, 555.13 DSUs, on September 17, 2008, 531.53 DSUs, on September 23, 2008, 653.05 DSUs and on September 29, 2008, 622.08 DSUs, each valued at $1,500; plus accrued dividends as described above under “Compensation of Directors”.

(4)	Amount includes the following DSU grants: on June 24, 2008, 785.10 DSUs, on July 7, 2008, 752.47 DSUs on September 11, 2008, 950.67 DSUs and on September 17, 2008, 1063.05 DSUs, each valued at $3,000; on July 31, 2008, 414.13 DSUs, on September 5, 2008, 444.86 DSUs, on September 15, 2008, 555.13 DSUs, on September 17, 2008, 531.53 DSUs, on September 23, 2008, 653.05 DSUs and on September 29, 2008, 622.08 DSUs, each valued at $1,500; plus accrued dividends as described above under “Compensation of Directors”.

(5)	Amount includes the following DSU grants: on June 24, 2008, 785.10 DSUs and on July 7, 2008, 752.47 DSUs, each valued at $3,000; on July 31, 2008, 414.13 DSUs, on September 15, 2008, 555.13 DSUs, on September 17, 2008, 531.53 DSUs, on September 23, 2008, 653.05 DSUs and on September 29, 2008, 622.08 DSUs, each valued at $1,500; plus accrued dividends as described above under “Compensation of Directors”.

(6)	Mr. Waisberg resigned from the board of managers effective October 24, 2008.
MANAGEMENT AND ADMINISTRATION OF PERC AND PRIMARY ENERGY
The Manager is a limited liability company established under the laws of Delaware on December 9, 2004 with its registered and head office located at 2000 York Road, Suite 129, Oak Brook, Illinois, USA, 60523. On November 1, 2006, the Manager was acquired by EPCOR Power L.P. (“EPCOR Power”), a Canadian public company (the “EPCOR Acquisition”). As a result of the acquisition, all the employees of the Manager were transferred to EPCOR USA Inc. (“EPCOR USA”), a wholly-owned subsidiary of EPCOR Utilities Inc. and an affiliate of EPCOR Power. EPCOR USA now provides all management and administrative services to the Manager which continues to act as Manager under the Management Agreement (as described below). The President, Chief Financial Officer

(“CFO”) and other senior officers of the Manager generally perform similar functions in respect of Primary Energy, except that they are appointed by, and report to, the Manager, rather than the board of Primary Energy. A material change report dated November 1, 2006 describing the EPCOR Acquisition is available for review on SEDAR at www.sedar.com.
The names, provinces or states and countries of residence, positions with the Manager and principal occupations of the officers of the Manager during the most recently completed financial year are set out below. The Manager provides management and administrative services to PERC, Primary Energy and their subsidiaries pursuant to the terms of the Management Agreement (as described below). The Manager manages the businesses with the objective of providing holders of EISs with stable and sustainable cash distributions in the form of interest payments on the Subordinated Notes and dividends on the Common Shares. The Manager seeks to identify additional acquisitions and investments for PERC and Primary Energy including acquisitions of, or investments in, recycled energy and other energy generation assets.

Name, Province or State and		Principal Occupation,
Country of Residence	Position(s)	If not with the Manager
V. Michael Alverson Indiana, U.S.A.	Interim President(1), Chief Financial Officer and Vice President	n/a

John D. Prunkl Georgia, U.S.A.	Former President(2)	n/a

Joseph C. Powell Illinois, U.S.A.	Chief Accounting Officer	n/a

Graham L. Brown Illinois, U.S.A.	Senior Vice President	n/a

David Hermanson California, U.S.A.	Vice President, Operations	n/a

Christopher L. Kopecky(3) Illinois, U.S.A.	Associate General Counsel and Secretary	n/a

Craig Bennett(4) Illinois, U.S.A.	Associate General Counsel and Secretary	n/a

(1)	Mr. Alverson became interim President effective May 12, 2008 to fill the vacancy resulting from the cessation of Mr. Prunkl’s employment.

(2)	Mr. Prunkl ceased to be President effective May 12, 2008.

(3)	Mr. Kopecky became Associate General Counsel and Secretary on July 23, 2008.

(4)	Mr. Bennett ceased to be Associate General Counsel and Secretary on May 23, 2008.
Certain directors and officers of the Manager are also managers of Primary Energy. See “Management and Administration of PERC and Primary Energy — Management Agreement”.
Management Agreement
In consideration for providing the management and administrative services under the Management Agreement, the Manager receives an annual management fee equal to $3.0 million, subject to adjustment for any future acquisitions on the basis of an increase of $100,000 per $1.0 million increase in PERC’s annual distributable cash forecast associated with the acquisition (pro rated for partial years, as applicable). The annual fee is subject to adjustment for inflation and is payable monthly in advance on the first business day of each month. The annual fee does not cover amounts paid to third party advisers and consultants (such as accountants, lawyers and engineers) which shall be borne by PERC or Primary Energy, as applicable.
The Manager has the opportunity to earn an incentive fee under the Management Agreement. The incentive fee is designed to align the financial interests of the Manager with those of Primary Energy and thus those of PERC, and is in addition to any increase of the base annual management fee. The incentive fee for each year (to be calculated and paid as soon as practicable after the end of such year) equals 25% of the product of (a) the excess of Primary Energy’s distributable cash per EIS (or, following the maturity, redemption or repurchase of all of the Subordinated Notes or separation of all of the EISs, per Common Share) for the fiscal year over the targeted annual distributable cash and (b) the weighted average number of EISs, Common Shares not represented by EISs and Class B common interests of Primary Energy outstanding for such fiscal year. Appropriate adjustments to the amount of the targeted annual distributable cash will be made as agreed to by the Manager and the managers of Primary Energy and the Directors who are independent of the Manager and its affiliates and associates, acting reasonably, to reflect changes in the number of EISs and/or Common Shares outstanding as a result of dilutive events. The targeted annual distributable cash will also be adjusted in the event that PERC or Primary Energy or any subsidiary of either of them acquires or invests in any project in the power and energy sector owned directly or indirectly by the Manager to reflect the increase in annual distributable cash forecast resulting therefrom and any issue of EISs, Common Shares or other equity interest in respect thereof. The amount of such adjustment shall be agreed upon by the Manager and the Directors who are independent of the Manager and its affiliates and associates. Cash distributable per EIS or Common Share, as applicable, will not include any proceeds from a sale or other disposition of Primary Energy’s or PERC’s direct or indirect interest in any project. For the year ended December 31, 2008, the Manager earned a management fee of approximately $3.3 million.
Material Terms of the Management Agreement
A description of the material terms of the Management Agreement can be found on pages 29 to 31 of PERC’s AIF. A copy of the AIF can be obtained by contacting PERC or can be found at www.sedar.com. A full copy of the Management Agreement is also available at www.sedar.com.
COMPENSATION DISCUSSION AND ANALYSIS
PERC has no executive officers and has engaged the Manager to provide certain services pursuant to the Management Agreement. The interim President and CFO and other senior officers of the Manager generally perform similar functions in respect of PERC. PERC pays the Manager an annual management fee and has no control with respect to the compensation paid by the Manager or its affiliates to the Manager’s personnel, including the officers that provide services to PERC. As a result, PERC is not responsible for amounts payable to the senior officers of the Manager, except for the retention and severance payments discussed below, and is not involved in setting any of the Manager’s compensation program objectives or strategies or in determining the elements of its compensation. The Management Agreement provides for the payment of an incentive fee, distinct from the base management fee, designed to align the financial interests of the Manager with those of Primary Energy and those of PERC.
In order to provide an incentive and reward for continued employment with the Manager during PERC’s ongoing sale process, Primary Energy (of which PERC owns approximately 85%) agreed to pay a retention bonus to V. Michael Alverson in the following circumstances: (a) provided that he remains continuously employed with the Manager or, if applicable, PERC, until the earlier of (i) the consummation of a sale of PERC or Primary Energy, or (ii) July 31, 2009; or (b) if the Manager terminates his employment without cause before (i) the consummation of a sale of PERC or Primary Energy, or (ii) July 31, 2009. Primary Energy also agreed to make a severance payment to V. Michael Alverson in order to mitigate financial hardships caused if business conditions necessitate a termination of his employment for certain reasons within 12 months of a change control of PERC or Primary Energy or a termination of his employment prior to a change of control transaction that is completed by July 31, 2009 if the termination was made in anticipation of such change of control. The amount of Mr. Alverson’s severance payment would equal 52 weeks’ salary plus 12 months’ COBRA coverage, to be paid in one lump sum payment. If Mr. Alverson had been terminated such that he was eligible to receive this severance payment as at December 31, 2008, his lump sum payment would have been equal to $251,000.

SUMMARY COMPENSATION TABLE — NAMED EXECUTIVE OFFICERS
The following table sets forth the compensation for the former President and the interim President and CFO (together, the “Named Executive Officers”) for the 2008, 2007 and 2006 fiscal years. The Named Executive Officers earn compensation in their capacity as officers of the Manager and, as such, they receive compensation for duties that extend beyond their responsibilities to PERC. However, in accordance with National Instrument 51-102F6 — Statement of Executive Compensation (“NI 51-106F6”), the 2008, 2007 and 2006 compensation presented below reflects an allocation of compensation calculated as a percentage of time spent by each individual providing services to PERC. As described above and despite the allocation below, the compensation of the Named Executive Officers set forth below is not directly charged to PERC. All services provided to PERC by the Named Executive Officers and the Manager are included in the annual management fee paid by PERC to the Manager pursuant to the Management Agreement. There are no other executive officers of the Manager that qualify as named executive officers of PERC under NI 51-106F6 since the amount of compensation of all other executive officers of the Manager allocated to PERC falls below Cdn.$150,000.

		Annual Compensation		Share- Based	All Other	Total
Name and Principal		Salary	Bonus(1)	Awards(2)	Compensation(3)	Compensation
Position	Year	($)	($)	($)	($)	($)
John D. Prunkl(4)	2008	32,532	6,481	3,072	233,325	275,410
Former President	2007	57,000	1,064	0	6,809	64,873
	2006	103,510	111,613	0	5,205	220,328

V. Michael Alverson(5)	2008	156,000	80,172	0	23,585	259,757
Interim President, Chief	2007	121,000	2,259	0	15,932	139,191
Financial Officer and Vice	2006	93,863	101,591	0	5,531	200,985
President

(1)	Bonus amounts for 2008 reflect bonuses earned during the period from January 1, 2007 to December 31, 2007 and paid in 2008. Bonus amounts for 2007 reflect bonuses earned during the period from November 1, 2006, to December 31, 2006, and paid in 2007. In connection with the closing of the acquisition of the Manager by EPCOR Power on November 1, 2006, the Manager paid Messrs. Prunkl and Alverson bonuses accrued as of October 31, 2006. As such, bonus amounts for Messrs. Prunkl and Alverson for 2006 reflect not only bonus amounts earned in 2005 and paid in 2006 but also bonus amounts earned for the period January 1, 2006 through October 31, 2006 and paid in 2006.

(2)	The amount provided is based on the grant date fair market value of the DSUs. The grant date fair market value is determined by subtracting the fair market value of a Subordinated Note from the closing price of an EIS on the grant date. As the Subordinated Notes are not publicly traded (except as a component of the EISs), PERC has assumed that their market yield is equal to the average yield for bonds of similarly rated companies.

(3)	All Other Compensation consists of matching contributions paid in accordance with the terms of the Manager’s 401K plan, the portion of life insurance premiums paid by the Manager that are considered taxable income for the Named Executive Officers and a business allowance for Messrs. Prunkl and Alverson in 2006, 2007 and 2008. In 2008, Mr. Prunkl also received payment as a manager of Primary Energy, a severance payment from the Manager upon the cessation of his employment with the Manager and a consultant fee for services rendered to PERC and Primary Energy in connection with PERC’s ongoing sale process, all of which are included in All Other Compensation.

(4)	Mr. Prunkl ceased to be President effective May 12, 2008. From May 13, 2008 to September 5, 2008, Mr. Prunkl was compensated $11,500 in cash and awarded $3,071.94 worth of DSUs (which includes DSU grants on July 31, 2008 and September 5, 2008, each valued at $1,500, plus accrued dividends as described above under “Compensation of Directors and the Board of Managers of Primary Energy — Compensation for Directors”) for his service to the board of PERC and the board of managers of Primary Energy. Following the cessation of his employment with the Manager and his position on the board of managers of Primary Energy, PERC and Primary Energy jointly retained Mr. Prunkl as a consultant in connection with PERC’s ongoing strategic review and sale process.

(5)	Mr. Alverson assumed the role of interim President on May 12, 2008 following Mr. Prunkl’s resignation.
COMPOSITION OF THE GOVERNANCE COMMITTEE
The Governance Committee consists of Celia M. Cuthbertson, A. Michel Lavigne and Rodney Boulanger. The Governance Committee also functions as the nominating committee of PERC. All the members of the Governance Committee are independent Directors. None of the members of the Governance Committee is an officer, employee or former officer or employee of PERC or any of its affiliates.

The Governance Committee is responsible for developing PERC’s approach to governance issues, filling vacancies among the Directors and periodically reviewing the composition and effectiveness of the Directors and the contribution and compensation of individual Directors. The Governance Committee is also responsible for adopting and periodically reviewing and updating the written disclosure policy for PERC and its subsidiaries.
INDEBTEDNESS OF DIRECTORS AND OFFICERS
No amounts are owed to PERC or any of its subsidiaries by any Director or any former Director.
AUDIT COMMITTEE
Information regarding the Audit Committee can be found on pages 31 and 32 of PERC’s AIF. A copy of the AIF is available on SEDAR at www.sedar.com.
PERFORMANCE GRAPH
The following graph compares the total cumulative return on funds invested in EISs (assuming reinvestment of distributions) with the total cumulative return of the Standard and Poors/TSX Composite Total Return Index for the period from August 24, 2005, the date of PERC’s initial public offering, to December 31, 2008. On December 31, 2008, the EISs closed at $2.45.
As described above, PERC pays a flat annual management fee that does not track stock performance.
STATEMENT OF CORPORATE GOVERNANCE PRACTICES
The Governance Committee acts as an advisor to the Directors to enhance PERC’s corporate governance through a continuing assessment of PERC’s approach to corporate governance. The Governance Committee makes recommendations to the Directors on emerging best practices and other policy improvements.

1. Board of Directors
•	All of the five current members of the board of directors are independent.

•	Mr. Lavigne sits on the following public company boards (other than PERC): Groupe TVA, Nstein Ltee., Malaga Inc. and Dynacor Gold Mines Inc. Mr. Lavigne is chair of the audit committee for Nstein Ltee., Malaga Inc. and Dynacor Gold Mines Inc.

•	Mr. Pickwoad does not sit on any public company boards (other than PERC).

•	Ms. Cuthbertson does not sit on any public company boards (other than PERC).

•	Mr. Waisberg sits on the following public company boards (other than PERC): Chemtrade Logistics, Keystone North America, Metalex Ventures and Tembec Inc. He is the chair of the audit committee for Chemtrade Logistics, Keystone North America and Metalex Ventures.

•	Mr. Boulanger does not sit on any public company boards (other than PERC).

•	The independent Directors hold regularly scheduled meetings at which members of management are not in attendance. During fiscal 2008, the independent Directors met 13 times without management.

•	The chairman of the board of directors is A. Michel Lavigne, an independent Director.
2. Attendance of Directors
The following table sets forth the number of board and committee meetings held and attendance (in person or by telephone) by Directors for the year ended December 31, 2008:

					Governance
Director	Board Meetings(1)		Audit Committee Meetings		Committee Meetings
A. Michel Lavigne	22 of 22		4 of 4		3 of 3
Celia M. Cuthbertson	22 of 22		2 of 4	(2)	2 of 3
Christopher H. Pickwoad	20 of 22		4 of 4		2 of 3
Rodney Boulanger	14 of 22	(3)	—		—
Lorie Waisberg	17 of 22	(4)	2 of 4		—
Brian Vaasjo	4 of 22	(5)	—		—
John D. Prunkl	11 of 22	(6)	—		—

(1)	15 of the 22 board meetings were held by telephone.

(2)	Ms. Cuthbertson attended 2 of 2 Audit Committee meetings prior to her resignation from the committee.

(3)	Mr. Boulanger was appointed to the board of directors effective April 24, 2008 and has attended 14 of 14 board meetings since his appointment.

(4)	Mr. Waisberg was appointed to the board of directors effective March 14, 2008 and has attended 17 of 18 board meetings since his appointment. Mr. Waisberg has attended 2 of 2 Audit Committee meetings since his appointment to the committee.

(5)	Mr. Vaasjo was a director of PERC until his resignation effective February 29, 2008 and attended 4 of 4 board meetings prior to his resignation.

(6)	Mr. Prunkl was a director of PERC until his resignation effective May 12, 2008 and attended 11 of 15 board meetings prior to his resignation.
3. Board of Directors’ Mandate
The board of directors’ mandate is included as Schedule A to this Information Circular.

4. Position Descriptions
Position descriptions for the chairperson of the board of directors, the chairperson of the Audit Committee and the chairperson of the Governance Committee have been adopted by the Directors.
The chairperson of the board of directors is responsible for the effective functioning of the board of PERC including, among other things, being responsible for communication between the Manager, the board of managers of Primary Energy and the Directors. The chairperson of the Audit Committee is responsible for, among other things, the effective functioning of the Audit Committee, establishing procedures to govern the Audit Committee’s work, ensuring the Audit Committee’s full discharge of its duties, and ensuring an open and frank relationship between the Audit Committee, the accounting and finance staff of the Manager and PERC’s external auditor. The chairperson of the Governance Committee is responsible, among other things, for the effective functioning of the Governance Committee including periodically reviewing and updating the written disclosure policy for PERC and its subsidiaries.
5. Orientation and Continuing Education
Management, working with the Directors, has established a program to orient new Directors and to familiarize them with PERC and its business. All new Directors have the opportunity to participate in an active orientation program soon after the date on which they become a Director. Each of PERC’s independent Directors have visited PERC’s facilities to obtain an understanding of the operations, maintenance and staffing issues that are key drivers to PERC’s success. In addition to operational orientation, management will schedule periodic presentations for the current Directors to ensure they are aware of major business trends and industry practices as and when required.
6. Ethical Business Conduct
The Directors adopted, effective December 31, 2005, a written business policy (the “Policy”), which establishes standards that are designed to promote integrity and to deter wrongdoing. The Policy addresses the following issues:
•	conflicts of interest, including transactions in respect of which a director has a material interest;

•	protection and proper use of corporate property and opportunities;

•	confidentiality of undisclosed corporate information;

•	fair and ethical dealing with suppliers, competitors and employees of PERC;

•	compliance with laws, rules and regulations; and

•	reporting of any illegal or unethical behavior.
To ensure the Directors exercise independent judgment in considering transactions, agreements or decisions in respect of which a Director has a material interest, the Directors follow a practice whereby any such Director must be absent during any board discussion pertaining thereto and not cast a vote on any such matter.
The Directors are responsible for monitoring compliance with the Policy and with PERC’s Whistleblower Policy. Any person can report complaints or concerns arising from infractions of these two policies to general counsel of the Manager, the chairperson of the board of PERC or the chairperson of the Audit Committee.
The Policy is distributed to all employees of the Manager that provide management and administrative services to PERC on an annual basis. A copy of the Policy is available under PERC’s SEDAR profile at www.sedar.com.

7. Nomination of Directors
The board of directors of PERC has appointed a Governance Committee composed entirely of independent Directors. The Governance Committee also functions as the nominating committee of PERC.
The Governance Committee charter establishes the Governance Committee’s purpose, responsibilities, member qualifications, appointment and removal, structure and powers and manner of reporting to the board of directors of PERC and to the board of managers of Primary Energy. In addition, the Governance Committee has the authority to engage and compensate any outside advisor as it considers necessary to permit it to carry out its duties.
The Governance Committee is responsible for identifying individuals qualified to become new directors and recommending to the Directors the new director nominees.
In making its recommendations, the Governance Committee considers:
•	the skills and competencies that should be possessed by a director;

•	the skills and competencies possessed by each existing Director;

•	the skills and competencies each nominee would bring to the board of directors; and

•	the independence of the nominee.
The Governance Committee is also responsible for reviewing and recommending any changes to the compensation of the members of the board of managers of Primary Energy.
8. Other Board of Directors Committees
PERC has no board of directors committees other than the Audit Committee and Governance Committee.
9. Assessments
The Governance Committee, together with the Directors and the board of managers of Primary Energy, is responsible for the periodic assessment of the Governance Committee and its members. The Governance Committee is also responsible for the assessment of the performance and effectiveness of the Directors and the board of managers of Primary Energy, their committees, the chairperson of the boards and the contribution of individual Directors. The Governance Committee is also responsible for assessing the Directors’ and Primary Energy’s board of managers’ relationship with the officers of the Manager.
The Governance Committee plans on completing its director and board assessments by December 31, 2009.
INSURANCE COVERAGE FOR DIRECTORS AND MANAGERS AND INDEMNIFICATION
PERC has obtained a policy of insurance for the Directors and for the managers of Primary Energy. The aggregate limit of liability applicable to the insured Directors and officers under the policy is $35,000,000, $20,000,000 of which is also available to cover claims against PERC. Under the policy, each of PERC and Primary Energy will have reimbursement coverage to the extent that it has indemnified the Directors or managers. The policy includes securities claims coverage, insuring against any legal obligation to pay on account of any securities claims brought against the Directors or the managers of Primary Energy. The total limit of liability is shared among the Directors and the managers of Primary Energy so that the limit of liability is not exclusive to any one of the respective Directors or managers.
The constating documents of PERC and Primary Energy provide for the indemnification of their respective Directors, managers and officers (if any) from and against liability and costs in respect of any action or suit brought against them in connection with the execution of their duties of office, subject to certain limitations.

INTERESTS OF INFORMED PERSONS IN MATERIAL TRANSACTIONS
To the knowledge of PERC, as of the date of this Information Circular, no Director, proposed director or executive officer of PERC and no person or company beneficially owning, or controlling or directing, directly or indirectly, Common Shares carrying more than 10% of the voting rights attached to the Common Shares, nor any associates or affiliates of the foregoing, had any material interest, direct or indirect, in any transaction since the commencement of PERC’s last financial year or in any proposed transaction which has materially affected or would materially affect PERC or any of its affiliates.
ADDITIONAL INFORMATION
Financial information for the financial year ended December 31, 2008 is provided in PERC’s financial statements and MD&A. Shareholders who wish to be added to the mailing list for the annual and interim financial statements and MD&A should contact PERC at 2000 York Road, Suite 129, Oak Brook, Illinois, USA, 60523.
Copies of PERC’s AIF, together with one copy of any document, or the pertinent pages of any document, incorporated by reference in the AIF, PERC’s most recently filed annual financial statements, together with the accompanying report of the auditor, and any interim financial statements of PERC that have been filed for any period after the end of PERC’s most recently completed financial year, and this Information Circular are available to anyone, upon request, from the Corporate Secretary of the Manager, and without charge to Shareholders.
The financial statements, MD&A, the AIF and other information relating to PERC are available at www.sedar.com.
DIRECTORS’ APPROVAL
The contents of this Information Circular and its sending to Shareholders have been approved by the Directors.

BY ORDER OF THE BOARD OF DIRECTORS

By:	“A. Michel Lavigne” A. Michel Lavigne
Chairman of the Board of Directors
Toronto, Ontario
April 6, 2009

SCHEDULE “A”
PRIMARY ENERGY RECYCLING CORPORATION
BOARD OF DIRECTORS CHARTER
Effective December 31, 2005
I. PURPOSE
The Board of Directors of Primary Energy Recycling Corporation (the “Company”) supervises the management of the business and affairs of the Company. The prime responsibility of the Board is to ensure that the Company is managed in the interest of its shareholders.
II. COMPOSITION
The Board shall be composed of at least three directors. In addition, a majority of the directors shall be independent of the Company, Primary Energy Recycling Holdings LLC (“PERH”) and EPCOR USA Ventures LLC (formerly Primary Energy Ventures LLC) (the “Manager”), as contemplated by the laws, regulations and listing requirements to which the Company is subject.
The Corporate Governance and Compensation Committee (the “Governance Committee”) of the Board maintains an overview of the size of the Board, the need for recruitment and the necessary skills and experience of any new members. The Board approves the final choice of candidates for nomination and election by the shareholders.
The Board shall appoint its Chairman from among the Company’s independent directors.
At every annual meeting of the Company’s shareholders, the directors are elected. The term of office for each of the directors shall expire at the time of the next annual meeting of shareholders of the Company.
The General Counsel or Associate General Counsel of the Manager shall act as secretary to the Board, attend meetings of the Board and prepare and maintain minutes of the proceedings of the Board.
A vacancy that is not created at a shareholder meeting, may be filled by a quorum of remaining directors.
III. MEETINGS
A minimum of four regularly scheduled meetings shall be held each year. Additional meetings may be held when required. Any director may ask the Chair of the Board to call a meeting.
The Chair of the Board, in consultation with appropriate individuals, develops the agenda for Board meetings.
A quorum for any meeting of the Board shall be a majority of the directors.
Notice of the time and place of each meeting of the Board and any relevant materials shall be provided to each director, not less than forty eight (48) hours before the time fixed for such meeting. A director may waive notice of a meeting.
If the Chair of the Board is not present at any meeting, one of the members who is present shall be chosen by the Board to preside at the meeting.
At the invitation of the Chair, officer or employees of the Manager, or special advisors may attend any Board meeting.

Every meeting of the Board shall be followed by an in-camera session of the independent directors to ensure free and open discussion and communication.
IV. RESPONSIBILITIES
In carrying out its responsibilities, Board members are expected to act honestly and in good faith with a view to the best interest of the Company, and to demonstrate high ethical standards and integrity in their dealings with and on behalf of the Company.
In addition to its statutory responsibilities, the Board has the following duties and responsibilities:
1.	In respect of Finance, Operations & Performance
(a)	determine from time to time the appropriate criteria against which to evaluate the Company’s performance against shareholder expectations, and ensure that corporate strategic goals and objectives are set within this context;

(b)	review, approve and oversee significant strategic plans and initiatives for the Company and its subsidiaries;

(c)	approve annual and quarterly capital and operating budgets for the Company and its subsidiaries;

(d)	monitor Company performance against strategic plans, annual performance targets and the effective management of risk;

(e)	approve the annual management and administration budget for the Company and its subsidiaries as prepared by the Manager;

(f)	approve (with, in each case, a majority of the independent directors concurring) (i) any material transactions, including but not limited to any material transactions involving acquisitions, dispositions, debt obligations, investments or other agreement or contract likely to be material to the Company or its subsidiaries and (ii) any transaction outside the ordinary course of business, including but not limited to any material or extraordinary transaction between the Company and/or its subsidiaries and the Manager;

(g)	oversee the activities and management of the affairs of the Company, including overseeing the performance of services provided to the Company by the Manager pursuant to the applicable management agreement;

(h)	approve the issuance of any securities of the Company;

(i)	approve all dividends on common shares of the Company and interest payments on notes of the Company;

(j)	approve (with, in each case, a majority of the independent directors concurring) (i) the incurrence by the Company or any of its subsidiaries of any material additional debt and/or (ii) the refinancing of any existing material debt by the Company or any of its subsidiaries;

(k)	approve amendments to any terms of the Management Agreement or the fees payable to the Manager, such approval to be of a majority of the independent directors;

(l)	provide a source of advice and counsel to the Manager and PERH on critical and sensitive problems;

(m)	review alternate strategies in response to any possible takeover bid in order to maximize shareholder value.
2.	In respect of Disclosure and Controls
(a)	approve the Company’s annual and quarterly financial statements, including the Management Discussion & Analysis, information circulars, annual information forms, annual reports, and any other continuous disclosure documents;

(b)	approve the Company’s offering memorandums, prospectuses and any other offering documentation required to be filed;

(c)	satisfy itself that effective communication is in place between the Board and the Company’s shareholders, other stakeholders and the public;

(d)	review all Company press releases before their release to the public;

(e)	identify and review the principal risks of the Company’s business, and assess the systems established to manage these risks;

(f)	oversee the quality and integrity of the Company’s accounting and financial reporting systems, disclosure controls and internal controls.
3.	In respect of Governance Processes
(a)	review and approve key policy statements developed by the Company on various issues such as ethics, compliance, communication and public disclosures and any changes to such policies;

(b)	appoint an Audit Committee and Governance Committee and other Board committees as the Board considers necessary and delegate to such committees certain powers of the Board as appropriate;

(c)	nominate the candidates for the Board to the shareholders;

(d)	select the Chair of the Board;

(e)	determine whether or not individual directors meet the applicable independence requirements;

(f)	ensure the appropriate structures and procedures are in place so that the Board and its committees can function independently of the Manager, including ensuring that the independent directors have an opportunity to meet regularly;

(g)	ensure that non-independent directors recuse themselves from Board decisions where a conflict of interest between the Manager and the Company is involved;

(h)	approve charters for each of the Board committees, and any changes thereto;

(i)	ensure that the appropriate matters come before the Board;

(j)	conduct, through the Governance Committee, an annual review of Board practices and Board, Chair and committee performance;

(k)	review with the Governance Committee that the Board as a whole, the Committee and the directors are capable of carrying out and do carry out their roles effectively;

(l)	discuss and develop the Company’s approach to corporate governance in general, based on input and guidance from the Governance Committee;

(m)	ensure suitable director and officer insurance is applied for, obtained and maintained and periodically review the adequacy of the insurance policy;

(n)	act for, vote on behalf of and represent the Company as a direct holder of membership interests of PERH and as an indirect holder of memberships in its subsidiaries, including designating the Company’s members on the board of managers of PERH;

(o)	approve this Charter and review it annually and make changes as appropriate.
V. RESOURCES AND AUTHORITY
In fulfilling its role, the Board shall have the support it needs from the Manager and the Manager’s employees.
The Board may engage any special advisors it deems necessary, at the expense of the Company.